Exhibit 99.1

News Release

Media Contacts:	Felicia Bisaro	Investor Contacts:	Jennifer Halchak
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Kate Vossen
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Organon Appoints Ramona A. Sequeira to the Company’s Board of Directors

JERSEY CITY, N.J.-- (BUSINESS WIRE) -- April 15, 2025 -- Organon (NYSE: OGN) a global healthcare company with a focus on women’s health, today announced the appointment of Ramona A. Sequeira, President of the Global Portfolio Division at Takeda Pharmaceutical Company, to Organon’s Board of Directors, effective July 1, 2025. Ms. Sequeira will serve on the Board’s Talent Committee. In connection with Ms. Sequeira’s appointment, the size of Organon’s Board will be expanded to 12 directors.

Ms. Sequeira brings more than 30 years of pharmaceutical industry expertise, with 20 years at Eli Lilly and Company and 10 years at Takeda. She is a proven commercial leader with a steadfast commitment to building strategies around the needs of patients and a track record of strong execution across global markets including the USA, Europe and Emerging Markets.

“We are excited to strengthen our Board with the appointment of Ramona Sequeira,” said Carrie Cox, Chairman of Organon’s Board of Directors. “Her deep experience in commercial strategy will be a valuable asset to Organon as we continue to seek growth opportunities for our expansive and diverse portfolio.”

In her role as President of the Global Portfolio Division, Ms. Sequeira sits on Takeda’s Global Executive Team and is responsible for leading business units across Europe and Canada, China and Growth and Emerging Markets– in addition to Takeda’s Vaccines Business Unit and Global Medical and Commercial Strategy functions. She co-chairs Takeda’s Pipeline Review Committee and previously led Takeda’s US business. Prior to joining Takeda, Ms. Sequeira held senior roles at Eli Lilly, including General Manager of Lilly UK and Northern Europe and Vice President of Lilly USA. She was the first woman to Chair the Pharmaceutical Research and Manufacturers of America Board of Directors and served on the Board of the Association of the British Pharmaceutical Industry. Ms. Sequeira is currently a member of the Board of Directors of Edwards Life Sciences. She received a Bachelor of Science with honors in molecular genetics and molecular biology from the University of Toronto and an MBA from McMaster University in Canada.

About Organon

Organon is an independent global healthcare company with a mission to help improve the health of women throughout their lives. Organon’s diverse portfolio offers over 70 medicines and products in women’s health, biosimilars, and a large franchise of established medicines across a range of therapeutic areas. In addition to Organon’s current products, the company invests in innovative solutions and research to drive future growth opportunities in women’s health and biosimilars. Organon is also pursuing opportunities to collaborate with biopharmaceutical partners and innovators who look to commercialize their products by leveraging Organon’s scale and agile presence in fast growing international markets.

Organon has geographic scope with significant reach, world-class commercial capabilities, and approximately 10,000 employees with headquarters located in Jersey City, New Jersey.

For more information, visit https://www.organon.com/ and connect with us on LinkedIn, Instagram, X (formerly known as Twitter) and Facebook.

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